Exhibit 99.1

TIME WARNER CABLE REPORTS

2013 THIRD-QUARTER RESULTS

Grew Business Services Revenue over 20% for the 14th Consecutive Quarter

Drove 14% Growth in Residential High-speed Data Revenue

Improved Residential Customer Relationship ARPU 2% to $105

Increased Adjusted Diluted EPS 20% to $1.69

Q3 2013 Diluted EPS Comparability Impacted by 2012 AWS Spectrum and Clearwire Gains

***

NEW YORK, NY, October 31, 2013 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2013.

Time Warner Cable Chairman and CEO Glenn Britt said: “As I leave the business after 41 years, I am proud of this company and its many accomplishments. We have tremendous opportunity ahead, and I have full confidence in Rob and his team.”

SELECTED FINANCIAL RESULTS

(in millions, except per share data;	3rd Quarter				Year-to-Date 9/30
unaudited)			Change				Change
	2013	2012	$	%	2013	2012	$	%
Revenue	$5,518	$5,363	$155	2.9%	$16,543	$15,901	$642	4.0%
Adjusted OIBDA(a)	$2,005	$1,946	$59	3.0%	$5,954	$5,830	$124	2.1%
Operating Income	$1,160	$1,094	$66	6.0%	$3,407	$3,276	$131	4.0%
Diluted EPS(b)	$1.84	$2.60	$(0.76)	(29.2%)	$4.81	$5.22	$(0.41)	(7.9%)
Adjusted Diluted EPS(a)	$1.69	$1.41	$0.28	19.9%	$4.80	$4.19	$0.61	14.6%
Cash provided by operating activities	$1,209	$1,195	$14	1.2%	$4,154	$4,115	$39	0.9%
Capital expenditures	$774	$773	$1	0.1%	$2,371	$2,191	$180	8.2%
Free Cash Flow(a)	$440	$423	$17	4.0%	$1,833	$1,965	$(132)	(6.7%)
Return of capital(c)	$732	$673	$59	8.8%	$2,416	$1,822	$594	32.6%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(c)	Return of capital represents dividends paid and share repurchases and does not reflect the fees, commissions or other costs associated with the stock repurchase program.

QUARTERLY HIGHLIGHTS

—	Total Company revenue grew 2.9% year over year, driven primarily by growth of 20.5% in business services revenue and 14.2% in residential high-speed data revenue.
—	Average monthly revenue per residential customer relationship (ARPU) grew 1.9% to $105.06 driven by robust growth in ARPU per new customer relationship.
—	Adjusted OIBDA grew 3.0% year over year to $2.0 billion and Operating Income increased 6.0% to $1.2 billion.
—	Adjusted Diluted EPS increased 19.9% to $1.69. Diluted EPS decreased 29.2% to $1.84, driven primarily by 2012 SpectrumCo and Clearwire-related gains.
—	Capital expenditures in the first nine months totaled $2.4 billion, consistent with the Company’s expectation of full-year capital spending of $3.2 billion.
—	Free Cash Flow in the first nine months of 2013 was $1.8 billion. The Company continues to expect full-year Free Cash Flow to be approximately $2.5 billion.
—	Time Warner Cable repurchased 4.8 million shares of its common stock, bringing total repurchases since program inception to nearly 86 million shares. In the first nine months of 2013, the Company returned more than 130% of Free Cash Flow to shareholders.
—	The Company announced its agreement to acquire DukeNet – a regional fiber optic network company primarily serving the Carolinas. The acquisition is expected to close during the first quarter of 2014.
—	Subscriber activity in the quarter was negatively impacted by programming disputes with CBS and Journal Communications.
—	Residential wideband high-speed data subscribers (which includes the 30, 50, 75 and 100 Mbps tiers) doubled year over year to 719,000 subscribers.
—	The Company continued to expand its WiFi initiative; aggressive deployment in New York City increased total TWC WiFi™ access points to 24,000. Through the Cable WiFi® network, most TWC high-speed data customers have access to 200,000 hotspots across the U.S.
—	At the end of the third quarter, Time Warner Cable had 32,000 IntelligentHome customers. The Company launched this service in New York City in October, expanding its availability to over 90% of the Company’s footprint.

DETAILED FINANCIAL RESULTS

Revenue for the third quarter of 2013 increased 2.9% from the third quarter of 2012 to $5.5 billion. Residential services revenue increased 0.7% to $4.6 billion and business services revenue grew 20.5% to $594 million, while advertising revenue decreased 4.2% to $253 million and other revenue grew 58.6% to $92 million.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30(a)
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Residential services revenue:
Video	$2,600	$2,722	$(122)	(4.5%)	$7,945	$8,230	$(285)	(3.5%)
High-speed data	1,461	1,279	182	14.2%	4,291	3,744	547	14.6%
Voice	498	530	(32)	(6.0%)	1,534	1,577	(43)	(2.7%)
Other	20	17	3	17.6%	52	47	5	10.6%

Total residential services revenue	4,579	4,548	31	0.7%	13,822	13,598	224	1.6%

Business services revenue:
Video	87	83	4	4.8%	258	240	18	7.5%
High-speed data	282	235	47	20.0%	806	667	139	20.8%
Voice	110	83	27	32.5%	308	219	89	40.6%
Wholesale transport	65	47	18	38.3%	181	132	49	37.1%
Other	50	45	5	11.1%	143	128	15	11.7%

Total business services revenue	594	493	101	20.5%	1,696	1,386	310	22.4%

Advertising revenue	253	264	(11)	(4.2%)	741	740	1	0.1%

Other revenue	92	58	34	58.6%	284	177	107	60.5%

Total revenue	$5,518	$5,363	$155	2.9%	$16,543	$15,901	$642	4.0%

(a)	Revenue for the nine months ended September 30, 2013 benefited from two additional months of Insight Communications Company, Inc. revenue, which is discussed further in Note 2 to the accompanying consolidated financial statements.

Residential services revenue

Residential services revenue growth was primarily driven by an increase in high-speed data revenue, partially offset by declines in video and voice revenue.

—	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to an increase in equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as year-over-year growth in the number of high-speed data subscribers.

—	Residential video revenue decreased driven by declines in video subscribers and premium network revenue (which was reduced by approximately $15 million of subscriber credits issued in connection with a temporary blackout of Showtime resulting from a dispute with CBS), partially offset by price increases and a greater percentage of subscribers purchasing higher-priced tiers of service.

—	Residential voice revenue decreased due to a decline in average revenue per subscriber and fewer voice subscribers.

Business services revenue

Business services revenue growth was primarily due to increases in the number of high-speed data and voice subscribers and growth in cell tower backhaul and Metro Ethernet revenue.

Advertising revenue

Advertising revenue decreased primarily due to declines in political advertising revenue.

Other revenue

Other revenue increased primarily as a result of fees from distributors of the Company’s two Los Angeles regional sports networks, which were launched on October 1, 2012.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the third quarter of 2013 increased 3.0% from the third quarter of 2012 to $2.0 billion. The increase was driven by revenue growth, partially offset by a 2.8% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs, video programming expenses and marketing expenses, as well as costs associated with advertising inventory sold on behalf of other video distributors, partially offset by a decrease in voice costs.

—	Employee costs were up 6.9% to $1.2 billion primarily due to an increase in headcount (primarily related to business services) and higher compensation costs per employee. Employee medical costs increased $8 million.

—	Video programming expenses grew 2.8% to $1.2 billion due to an increase in average monthly video programming costs per video subscriber, offset in part by a decline in video subscribers. Average monthly video programming costs per video subscriber increased 8.4% year over year to $34.10 for the third quarter of 2013, primarily driven by contractual rate increases and the carriage of new networks. For the third quarters of 2013 and 2012, video programming costs were reduced by approximately $10 million and $5 million, respectively, due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements.

—	Marketing expense increased 6.7% to $176 million and included the impact of increased spending due to the temporary blackouts resulting from the CBS and Journal Communications disputes.

—	Voice costs were down 9.9% to $136 million, primarily due to a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, as well as a decline in voice subscribers.

Operating Income for the third quarter of 2013 increased 6.0% from the third quarter of 2012 to $1.2 billion driven by higher Adjusted OIBDA.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,005	$1,946	$59	3.0%	$5,954	$5,830	$124	2.1%
Adjusted OIBDA margin(b)	36.3%	36.3%			36.0%	36.7%
Merger-related and restructuring costs	(23)	(32)	9	(28.1%)	(81)	(98)	17	(17.3%)

OIBDA(a)	1,982	1,914	68	3.6%	5,873	5,732	141	2.5%
Depreciation	(790)	(789)	(1)	0.1%	(2,371)	(2,377)	6	(0.3%)
Amortization	(32)	(31)	(1)	3.2%	(95)	(79)	(16)	20.3%

Operating Income	$1,160	$1,094	$66	6.0%	$3,407	$3,276	$131	4.0%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Adjusted OIBDA less Capital Expenditures for the first nine months of 2013 totaled $3.6 billion, a 1.5% decrease over the first nine months of 2012, due to higher capital expenditures (primarily driven by growth in scalable infrastructure and business services line extensions), partially offset by higher Adjusted OIBDA. Capital Expenditures were $2.4 billion for the first nine months of 2013.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,005	$1,946	$59	3.0%	$5,954	$5,830	$124	2.1%
Capital expenditures	(774)	(773)	(1)	0.1%	(2,371)	(2,191)	(180)	8.2%

Adjusted OIBDA less capital expenditures(a)	$1,231	$1,173	$58	4.9%	$3,583	$3,639	$(56)	(1.5%)

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $532 million, or $1.86 per basic common share and $1.84 per diluted common share, for the third quarter of 2013 compared to $808 million, or $2.64 per basic common share and $2.60 per diluted common share, for the third quarter of 2012.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude the 2012 SpectrumCo and Clearwire investment-related gains and certain other items affecting the comparability of TWC’s results for 2013 and 2012 detailed in Note 1 to the accompanying consolidated financial statements, were $489 million and $1.69, respectively, for the third quarter of 2013 compared to $438 million and $1.41, respectively, for the third quarter of 2012. These increases were primarily due to higher Operating Income and lower interest expense, net, partially offset by a higher income tax provision. Adjusted Diluted EPS for the third quarter of 2013 also benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data;	3rd Quarter				Year-to-Date 9/30
unaudited)			Change				Change
	2013	2012	$	%	2013	2012	$	%
Net income attributable to TWC shareholders	$532	$808	$(276)	(34.2%)	$1,414	$1,642	$(228)	(13.9%)
Adjusted net income attributable to TWC shareholders(a)	$489	$438	$51	11.6%	$1,409	$1,318	$91	6.9%

Net income per common share attributable to TWC common shareholders:
Basic	$1.86	$2.64	$(0.78)	(29.5%)	$4.85	$5.27	$(0.42)	(8.0%)
Diluted	$1.84	$2.60	$(0.76)	(29.2%)	$4.81	$5.22	$(0.41)	(7.9%)
Adjusted Diluted EPS(a)	$1.69	$1.41	$0.28	19.9%	$4.80	$4.19	$0.61	14.6%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first nine months of 2013 decreased 6.7% to $1.8 billion from $2.0 billion in the first nine months of 2012, due mainly to an increase in capital expenditures, partially offset by higher cash provided by operating activities. Cash Provided by Operating Activities for the first nine months of 2013 was $4.2 billion, a 0.9% increase from the first nine months of 2012. This increase was driven by higher Adjusted OIBDA and lower pension plan contributions, partially offset by an increase in net income tax payments and a change in working capital requirements.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,005	$1,946	$59	3.0%	$5,954	$5,830	$124	2.1%
Net interest payments	(502)	(456)	(46)	10.1%	(1,304)	(1,302)	(2)	0.2%
Net income tax payments	(281)	(214)	(67)	31.3%	(471)	(291)	(180)	61.9%
Pension plan contributions	(2)	(150)	148	(98.7%)	(5)	(152)	147	(96.7%)
All other, net, including working capital changes	(11)	69	(80)	(115.9%)	(20)	30	(50)	(166.7%)

Cash provided by operating activities	1,209	1,195	14	1.2%	4,154	4,115	39	0.9%
Add: Excess tax benefit from exercise of stock options	15	13	2	15.4%	81	73	8	11.0%
Less:
Capital expenditures	(774)	(773)	(1)	0.1%	(2,371)	(2,191)	(180)	8.2%
Cash paid for other intangible assets	(10)	(11)	1	(9.1%)	(30)	(27)	(3)	11.1%
Other	—	(1)	1	(100.0%)	(1)	(5)	4	(80.0%)

Free Cash Flow(a)	440	423	17	4.0%	1,833	1,965	(132)	(6.7%)
Economic Stimulus Act impacts(b)	19	25	(6)	(24.0%)	58	76	(18)	(23.7%)

Free Cash Flow excluding Economic Stimulus Act impacts	$459	$448	$11	2.5%	$1,891	$2,041	$(150)	(7.3%)

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity, which totaled $23.9 billion as of September 30, 2013, increased from December 31, 2012, as cash used for share repurchases and dividend payments exceeded Free Cash Flow and the decrease in the fair value of debt subject to interest rate swaps.

(in millions; unaudited)	9/30/2013	12/31/2012
Long-term debt	$23,261	$25,171
Debt due within one year	1,771	1,518

Total debt	25,032	26,689
Cash and equivalents	(876)	(3,304)
Short-term investments in U.S. Treasury securities	(250)	(150)

Net debt(a)	23,906	23,235
Mandatorily redeemable preferred equity	—	300

Net debt and mandatorily redeemable preferred equity	$23,906	$23,535

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

RETURN OF CAPITAL

Time Warner Cable returned $732 million to shareholders during the third quarter of 2013. Share repurchases during the third quarter of 2013 totaled $545 million or 4.8 million shares of common stock. Time Warner Cable also paid a regular dividend of $0.65 per share of common stock, $187 million in aggregate, during the third quarter of 2013.

SUBSCRIBER METRICS

(in thousands)	6/30/2013	Net Additions (Declines)	9/30/2013
Residential services subscribers:
Customer relationships	14,600	(131)	14,469
Video	11,720	(306)	11,414
High-speed data	11,074	(24)	11,050
Voice	4,933	(128)	4,805
Business services subscribers:
Customer relationships	592	14	606
Video	191	2	193
High-speed data	485	15	500
Voice	250	12	262

Single play subscribers	5,927	51	5,978
Double play subscribers	5,068	(24)	5,044
Triple play subscribers	4,197	(144)	4,053

Total customer relationships	15,192	(117)	15,075

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 3 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, October 31, 2013. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297	Laraine Mancini (212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2013	December 31, 2012
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$876	$3,304
Short-term investments in U.S. Treasury securities	250	150
Receivables, less allowances of $91 million and $65 million as of September 30, 2013 and December 31, 2012, respectively	892	883
Deferred income tax assets	309	317
Other current assets	329	223

Total current assets	2,656	4,877
Investments	83	87
Property, plant and equipment, net	14,627	14,742
Intangible assets subject to amortization, net	573	641
Intangible assets not subject to amortization	26,012	26,011
Goodwill	2,886	2,889
Other assets	594	562

Total assets	$47,431	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$468	$647
Deferred revenue and subscriber-related liabilities	192	183
Accrued programming expense	897	872
Current maturities of long-term debt	1,771	1,518
Mandatorily redeemable preferred equity issued by a subsidiary	—	300
Other current liabilities	1,636	1,805

Total current liabilities	4,964	5,325
Long-term debt	23,261	25,171
Deferred income tax liabilities, net	11,714	11,280
Other liabilities	826	750
TWC shareholders’ equity:
Common stock, $0.01 par value, 282.9 million and 297.7 million shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	7,056	7,576
Retained earnings	119	363
Accumulated other comprehensive loss, net	(516)	(663)

Total TWC shareholders’ equity	6,662	7,279
Noncontrolling interests	4	4

Total equity	6,666	7,283

Total liabilities and equity	$47,431	$49,809

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, except per share data)
Revenue	$5,518	$5,363	$16,543	$15,901
Costs and expenses:
Cost of revenue(a)	2,564	2,499	7,764	7,377
Selling, general and administrative(a)	949	918	2,825	2,694
Depreciation	790	789	2,371	2,377
Amortization	32	31	95	79
Merger-related and restructuring costs	23	32	81	98

Total costs and expenses	4,358	4,269	13,136	12,625

Operating Income	1,160	1,094	3,407	3,276
Interest expense, net	(379)	(402)	(1,175)	(1,204)
Other income, net	—	496	10	493

Income before income taxes	781	1,188	2,242	2,565
Income tax provision	(249)	(379)	(828)	(920)

Net income	532	809	1,414	1,645
Less: Net income attributable to noncontrolling interests	—	(1)	—	(3)

Net income attributable to TWC shareholders	$532	$808	$1,414	$1,642

Net income per common share attributable to TWC common shareholders:
Basic	$1.86	$2.64	$4.85	$5.27

Diluted	$1.84	$2.60	$4.81	$5.22

Average common shares outstanding:
Basic	285.0	305.7	289.9	310.2

Diluted	289.0	310.2	293.8	314.8

Cash dividends declared per share of common stock	$0.65	$0.56	$1.95	$1.68

(a)	Cost of revenue and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$1,414	$1,645
Adjustments for noncash and nonoperating items:
Depreciation	2,371	2,377
Amortization	95	79
Pretax gain on sale of investment in Clearwire Corporation	—	(64)
Income from equity-method investments, net of cash distributions	(9)	(433)
Deferred income taxes	353	409
Equity-based compensation expense	100	104
Excess tax benefit from equity-based compensation	(81)	(73)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	17	(31)
Accounts payable and other liabilities	(137)	105
Other changes	31	(3)

Cash provided by operating activities	4,154	4,115

INVESTING ACTIVITIES
Capital expenditures	(2,371)	(2,191)
Business acquisitions, net of cash acquired	—	(1,340)
Purchases of investments	(586)	(57)
Return of capital from investees	7	1,112
Proceeds from sale, maturity and collection of investments	476	—
Acquisition of intangible assets	(30)	(27)
Other investing activities	19	21

Cash used by investing activities	(2,485)	(2,482)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,258
Repayments of long-term debt	(1,500)	(1,750)
Repayments of long-term debt assumed in acquisitions	—	(1,730)
Debt issuance costs	—	(25)
Redemption of mandatorily redeemable preferred equity	(300)	—
Repurchases of common stock	(1,856)	(1,287)
Dividends paid	(573)	(529)
Proceeds from exercise of stock options	124	124
Excess tax benefit from equity-based compensation	81	73
Taxes paid in cash in lieu of shares issued for equity-based compensation	(64)	(43)
Other financing activities	(9)	(48)

Cash used by financing activities	(4,097)	(2,957)

Decrease in cash and equivalents	(2,428)	(1,324)
Cash and equivalents at beginning of period	3,304	5,177

Cash and equivalents at end of period	$876	$3,853

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three and nine months ended September 30, 2013 and 2012:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
3rd Quarter 2013:
As reported	$1,982	$(822)	$1,160	$(379)	$(249)	$532	$1.84
Year-over-year change, as reported:
$	$68	$(2)	$66	$(472)	$130	$(276)	$(0.76)
%	3.6%	0.2%	6.0%	(507.5%)	(34.3%)	(34.2%)	(29.2%)
Items affecting comparability:
Merger-related and restructuring costs	23	—	23	—	(9)	14	0.05
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	3	(1)	2	—
Impact of certain state and local tax matters(c)	—	—	—	—	(59)	(59)	(0.20)

As adjusted	$2,005	$(822)	$1,183	$(376)	$(318)	$489	$1.69
Year-over-year change, as adjusted:
$	$59	$(2)	$57	$18	$(24)	$51	$0.28
%	3.0%	0.2%	5.1%	(4.6%)	8.2%	11.6%	19.9%

3rd Quarter 2012:
As reported	$1,914	$(820)	$1,094	$93	$(379)	$808	$2.60
Items affecting comparability:
Merger-related and restructuring costs	32	—	32	—	(14)	18	0.06
Gain on sale of SpectrumCo licenses(d)	—	—	—	(430)	169	(261)	(0.84)
Gain on sale of investment in Clearwire(e)	—	—	—	(64)	(19)	(83)	(0.27)
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	7	(3)	4	0.01
Change in net deferred income tax liability effective tax rate(f)	—	—	—	—	(63)	(63)	(0.20)
Impact of partnership basis difference(g)	—	—	—	—	15	15	0.05

As adjusted	$1,946	$(820)	$1,126	$(394)	$(294)	$438	$1.41

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount includes a benefit of $27 million recorded as a result of income tax reform legislation enacted in North Carolina.
(d)	On August 24, 2012, SpectrumCo, LLC (“SpectrumCo”), of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless).
(e)	On September 27, 2012, the Company sold all of its investment in Clearwire Corporation (“Clearwire”). Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire.
(f)	Amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.
(g)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Year-to-Date 9/30/2013:
As reported	$5,873	$(2,466)	$3,407	$(1,165)	$(828)	$1,414	$4.81
Year-over-year change, as reported:
$	$141	$(10)	$131	$(451)	$92	$(228)	$(0.41)
%	2.5%	0.4%	4.0%	63.2%	(10.0%)	(13.9%)	(7.9%)
Items affecting comparability:
Merger-related and restructuring costs	81	—	81	—	(32)	49	0.17
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	8	(3)	5	0.02
Impact of certain state and local tax matters(c)	—	—	—	—	(59)	(59)	(0.20)

As adjusted	$5,954	$(2,466)	$3,488	$(1,157)	$(922)	$1,409	$4.80
Year-over-year change, as adjusted:
$	$124	$(10)	$114	$34	$(57)	$91	$0.61
%	2.1%	0.4%	3.4%	(2.9%)	6.6%	6.9%	14.6%

Year-to-Date 9/30/2012:
As reported	$5,732	$(2,456)	$3,276	$(714)	$(920)	$1,642	$5.22
Items affecting comparability:
Merger-related and restructuring costs	98	—	98	—	(40)	58	0.18
Asset impairment(d)	—	—	—	12	(5)	7	0.02
Gain on sale of SpectrumCo licenses(e)	—	—	—	(430)	169	(261)	(0.83)
Gain on sale of investment in Clearwire(f)	—	—	—	(64)	(19)	(83)	(0.26)
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	5	(2)	3	0.01
Change in net deferred income tax liability effective tax rate(g)	—	—	—	—	(63)	(63)	(0.20)
Impact of partnership basis difference(h)	—	—	—	—	15	15	0.05

As adjusted	$5,830	$(2,456)	$3,374	$(1,191)	$(865)	$1,318	$4.19

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount includes a benefit of $27 million recorded as a result of income tax reform legislation enacted in North Carolina.
(d)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.
(e)	On August 24, 2012, SpectrumCo, of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Verizon Wireless.
(f)	On September 27, 2012, the Company sold all of its investment in Clearwire. Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire.
(g)	Amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.
(h)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	INSIGHT REVENUE

On February 29, 2012, the Company completed its acquisition of Insight Communications Company, Inc. (together with its subsidiaries, “Insight”). As a result, revenue for the nine months ended September 30, 2013 benefited from two additional months of Insight revenue, as detailed below.

(in millions)	Year-to-Date 9/30/2013
	Historical TWC(a)	Organic % Change(b)	Insight(c)	Total TWC
Residential services revenue:
Video	$7,852	(4.6%)	$93	$7,945
High-speed data	4,244	13.4%	47	4,291
Voice	1,510	(4.2%)	24	1,534
Other	51	8.5%	1	52

Total residential services revenue	13,657	0.4%	165	13,822
Business services revenue	1,684	21.5%	12	1,696
Advertising revenue	735	(0.7%)	6	741
Other revenue	284	60.5%	—	284

Total revenue	$16,360	2.9%	$183	$16,543

(a)	Historical TWC amounts include the results of Insight from March 1 through September 30, 2013 and exclude the results of Insight from January 1 through February 28, 2013.
(b)	Organic % Change represents the change between the Historical TWC amounts for the nine months ended September 30, 2013 and TWC’s results for the nine months ended September 30, 2012 included in the table on page 3.
(c)	Insight amounts represent Insight’s results for the period from January 1 through February 28, 2013.

3.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of TWC’s separation from Time Warner on March 12, 2009 (the “Separation”).

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.